Exhibit 99

Mission Energy Holding Company
1321 South State College Boulevard, Room 224
Fullerton, California 92831

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

This will confirm that Mission Energy Holding Company has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur andersen's audit of the consolidated financial statements of Mission Energy Holding Company and its subsidiaries for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ Kevin M. Smith
      Kevin M. Smith
Senior Vice President and Chief Financial Officer